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                                                                EXHIBIT NO. 10.1

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                               FLEET NATIONAL BANK
                            COMMERCIAL LOAN AGREEMENT

BORROWERS' NAMES AND ADDRESSES:                DESCRIPTION OF LOAN:

SKILLSOFT CORPORATION                          Revolving Line of Credit Loan:
107 Northeastern Boulevard                     $25,000,000.00
Nashua, New Hampshire 03062

SKILLSOFT PUBLIC LIMITED COMPANY
Belfield Office Park
Clonskeagh, Dublin, Ireland

DATE OF THIS AGREEMENT: June 24, 2003

REVOLVING LINE OF CREDIT
LOAN MATURITY DATE: June 23, 2004

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THIS COMMERCIAL LOAN AGREEMENT (this "Agreement"), is made as of the date set forth above, between the above-named borrowers, SKILLSOFT CORPORATION, a Delaware corporation, having its principal office at 107 Northeastern Boulevard, Nashua, New Hampshire 03062, and SKILLSOFT PUBLIC LIMITED COMPANY, a company incorporated in Ireland under number 148924, having its registered office at Belfield Office Park, Clonskeagh, Dublin 4 Ireland (collectively, the "BORROWER"), and FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America with an address of Mail Stop NH DE 01102A, 1155 Elm Street, Manchester, New Hampshire 03101 (the "BANK"). The BANK has agreed, at the BORROWER's request, to extend to the BORROWER the Revolving Line of Credit Loan described above, and may from time to time hereafter continue such loan or extend other loans and credit facilities to BORROWER (each individually, a "Loan" and, collectively, the "Loans"). All of the Loans are, together with all other debts, liabilities and obligations of BORROWER to the BANK arising in connection with the Loans, the Loan Agreement, the other Loan Document, or any other credit relationship or credit agreement between the BANK and the BORROWER, direct or indirect, absolute or contingent, now existing or hereafter arising, hereinafter sometimes collectively referred to as the "Obligations"

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(but excluding from the "Obligations" hereunder any debts, liabilities or other obligations of the BORROWER to any third party which are acquired by the BANK). Each Loan is or shall be evidenced by a promissory note (individually a "Note" and collectively the "Notes"). Each Loan of BORROWER and all of the other Obligations of BORROWER shall be secured pursuant to a Security Agreement of SKILLSOFT CORPORATION in favor of the BANK of even date herewith (the "Security Agreement"). The BORROWER may hereafter execute certain other documents, certificates and agreements with or to the benefit of the BANK, all of which are, together with this Agreement, each Note, and the Security Agreement, and as all of the same may be hereafter amended, modified, replaced, revised, renewed, or extended, sometimes collectively referred to herein as the "Loan Documents". Each Loan, whether now existing or hereafter arising, is made upon and subject to the terms and conditions set forth in the Note evidencing such Loan, the Security Agreement, the other Loan Documents, and this Agreement. The terms, conditions, representations, warranties, and covenants set forth in this Agreement are in addition to, and not in limitation of, the terms, conditions, representations, warranties, and covenants set forth in the other Loan Documents. In the event of any conflict between the terms, conditions, representations, warranties, and covenants contained in the Loan Documents, this Agreement shall control. Where there is more than one BORROWER or guarantor hereunder and a term is used that covers such entities generally and not specifically (e.g., regarding bank accounts), all of the terms, conditions, representations, warranties, and covenants set forth herein and in the other Loan Documents shall apply to, be binding upon, and be deemed to be made by each BORROWER and guarantor, jointly, severally, separately, and individually.

IN CONSIDERATION OF the Loans made or to be made by BANK to the BORROWER, and of all other Obligations of the BORROWER to the BANK, BORROWER and BANK hereby agree as follows:

I. REVOLVING LINE OF CREDIT LOAN. The Revolving Line of Credit Loan first described above (the "Revolving Line of Credit Loan") made available by the BANK to the BORROWER shall be upon and subject to the terms and conditions set forth in the Revolving Line of Credit Note evidencing such Loan, the other Loan Documents, and this Agreement.

A. Maximum Available Amount; Sublimits.

(i) The maximum amount available to the BORROWER from time to time under the Revolving Line of Credit Loan shall be the LESSER of (1) Twenty-five Million Dollars ($25,000,000.00), being the stated principal amount set forth in the Note evidencing such Revolving Line of Credit Loan (the "Revolving Line of Credit Note"), or (2) the sum of (A) the then Cash Collateral Amount maintained with the BANK pursuant to Section V below and (B) an amount equal to seventy-five percent (75%) of BORROWER's Acceptable Accounts (as defined below). The maximum amount available to BORROWER under the Revolving Line of Credit Loan as determined from time to time under this subparagraph (i) of Paragraph A of
Section I is hereinafter referred to as the BORROWER's "Borrowing Base". The BORROWER agrees that the BANK may, at any time or times, with thirty (30) days prior written notice to the BORROWER, lower the applicable percentage of Acceptable Accounts for purposes of determining the Borrowing Base to such percentages as the BANK may determine in a


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commercially reasonable manner to be appropriate based upon any material deterioration of the BORROWER's condition, financial or otherwise, and/or of the condition or quality of the Collateral (as hereinafter defined). The term "Acceptable Accounts" means those of the BORROWER's accounts and accounts receivable as the BANK determines to be satisfactory, in the BANK's reasonable discretion. Subject to the foregoing, "Acceptable Accounts" shall be accounts of the BORROWER: (i) which arise in the ordinary course of BORROWER's business from BORROWER's performance of services or sale or licensing of goods which have been performed, sold or licensed; (ii) which are not more than forty-five (45) days old from the due date of such invoice (in the event that twenty-five percent (25%) of the accounts receivable from a particular account debtor are over forty-five (45) days past the due date of the respective invoices, all of the accounts receivable from that particular account debtor shall be excluded from Acceptable Accounts); (iii) which are not evidenced by a promissory note or other instrument; (iv) which are payable in U.S. Dollars; (v) which are owed by any customer whose principal place of business is within the United States or any foreign accounts which are FCIA-insured or payable by an acceptable letter of credit and which are not more than forty-five (45) days old from due date under the invoice therefor; (vi) which are owed by any corporation or other entity other than one which is related to the BORROWER, or is of Common Ownership with the BORROWER, or could be treated as a member of the same controlled group of corporations of which the BORROWER is a member; (vii) which constitute valid, binding, and enforceable obligations of account debtors which are not subject to any claim, counterclaim, set off, credit, allowance, chargeback, or "debit memo" balances (collectively, "Adjustments"), but which shall only be excluded to the extent of the Adjustments; (viii) as to which the BORROWER has received no notice and has no knowledge as to whether the account debtor (or any guarantor or endorser thereof) is bankrupt or insolvent, or any other facts which make the collection of the account doubtful; (ix) which are not owed by any person employed by, or salesman of, the BORROWER; (x) which do not arise out of the sale by the BORROWER of goods consigned or delivered to the BORROWER on "sell or return" terms (whether or not compliance has been made with Section 2-326 of the UCC); and (xi) which do not arise out of any sale made on a "bill and hold", dating, or delayed shipping basis (without duplication of any Adjustments). Accounts payable by BORROWER to any account debtor shall be netted against accounts due from such debtor. The acceptance of or characterization by the BANK of any account as an Acceptable Account shall not be deemed a determination by the BANK as to its actual value nor in any way obligate BANK to accept any account arising subsequently from such debtor to be, or to continue to deem such account to be, an Acceptable Account. All accounts of BORROWER, whether Acceptable Accounts or not, shall constitute Collateral under the Security Agreement. "Common Ownership" means any shareholder which owns greater than 25% of the equity securities of the BORROWER or any entity in which BORROWER owns greater than 25% of the equity securities of such entity.

(ii) The BORROWER may from time to time enter into separate contracts with the BANK for the purchase or sale of foreign currency in an aggregate value not to exceed Five Million Dollars ($5,000,000.00) (collectively, all such agreements being the "Currency Contracts"), all upon the terms, conditions and limitations set forth in such Currency Contracts and under the Loan Documents. The aggregate maximum daily settlement obligations (as determined under the Currency Contracts) of the BORROWER under all outstanding Currency Contracts shall reduce


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the amount available to the BORROWER under the Revolving Line of Credit Loan as determined under subparagraph (i) of this Paragraph A of Section I above.

(iii) The BANK may from time to time issue credit cards to the BORROWER. The aggregate credit limit established from time to time under such credit cards by the BANK , which is currently set at One Hundred Fifty Thousand Dollars ($150,000.00), shall reduce the amount available to the BORROWER under the Revolving Line of Credit Loan as determined under subparagraph (i) of this Paragraph A of Section I above.

B. Advances. The Revolving Line of Credit Loan shall be disbursed, advanced, re-advanced, and repaid as provided in the Note evidencing the Revolving Line of Credit Loan and this Agreement. The BORROWER may request advances and re-advances be made to the BORROWER (each such advance or re-advance an "Advance") orally or in writing from time to time in accordance with such procedures as BANK may reasonably impose in an amount such that the aggregate amounts outstanding under the Revolving Line of Credit Loan do not exceed the maximum available amount as determined under Paragraph A of this Section I above. BORROWER shall immediately repay all outstanding principal under the Revolving Line of Credit Loan which at any time exceeds the maximum available amount as determined under Paragraph A of this Section I above. Notwithstanding any other provision of this Agreement, no Advance shall be made by BANK to the BORROWER at any time an Event of Default (as hereinafter defined) exists under this Agreement or the Loan Documents, or any condition exists which, if not cured, would with the passage of time or the giving of notice, or both, constitute such an Event of Default. At the time of each Advance under the Revolving Line of Credit Loan the BORROWER shall immediately become indebted to the BANK for the amount thereof. Each such Advance may be credited by the BANK to any deposit account of BORROWER with the BANK, or in such other reasonable manner as may be designated in writing by the BANK to the BORROWER, and shall constitute a binding obligation of the BORROWER to the BANK.

C. Payment of Principal. The BORROWER shall make payments of principal under the Revolving Line of Credit Loan from time to time in such amounts as is required to maintain the outstanding principal thereunder at or below the maximum available amount as determined under Section I. A. above. THE ENTIRE AMOUNT OF OUTSTANDING PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES PAYABLE UNDER THE REVOLVING LINE OF CREDIT LOAN SHALL BE DUE AND PAYABLE BY BORROWER IN FULL ON June 23, 2004 (the "Maturity Date").

D. Interest. The outstanding principal balance of the Revolving Line of Credit Loan shall bear interest at the following rates, at BORROWER's selection, subject to the conditions and limitations provided in Section II below and in the Note evidencing such Loan: (i) Prime Rate (defined below), or (ii) LIBOR Rate (defined below). Interest shall be calculated and charged daily, based on the actual days elapsed over a three hundred sixty (360) day banking year, on the unpaid principal balance outstanding from time to time under the Revolving Line of Credit Loan.



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E. Purposes. Amounts advanced under the Revolving Line of Credit Loan shall be used solely for financing (i) BORROWER's ordinary working capital requirements and (ii) general corporate purposes.


II. INTEREST, LATE CHARGES AND PREPAYMENT PROVISIONS; CERTAIN DEFINITIONS

A. Interest Rate and Late Charges

      1. Selection of Interest Rate. BORROWER shall select, and thereafter may change the selection of, the applicable interest rate, from the alternatives provided herein, for the Revolving Line of Credit Loan by giving BANK a Notice of Rate Selection: (i) prior to each Loan Advance, (ii) prior to the end of each Interest Period applicable to a LIBOR Advance, or (iii) on any Business Day on which BORROWER desires to convert an outstanding Prime Rate Advance to a LIBOR Advance.

      2. Notice. A "Notice of Rate Selection" shall be a written notice, given by cable, tested telex, telecopier (with authorized signature), or by telephone if immediately confirmed by such a written notice, from an Authorized Representative of BORROWER which: (i) is irrevocable; (ii) is received by BANK not later than 10:00 o'clock A.M. Eastern Time: (a) if a LIBOR Rate is selected, at least two (2) Business Days prior to the first day of the Interest Period to which such selection is to apply, or (b) if a Prime Rate is selected, on the first day of the Interest Period to which it applies; and (iii) as to each selected interest rate option, sets forth the aggregate principal amount(s) to which such interest rate option(s) shall apply and the Interest Period(s) applicable to each LIBOR Advance.

      3. If No Notice. If BORROWER fails to select an interest rate option in accordance with the foregoing prior to a Loan Advance, or prior to the last day of the applicable Interest Period of an outstanding LIBOR Advance, or if a LIBOR Advance is selected but is not available, any new Loan Advance made shall be deemed to be a Prime Rate Advance, and on the last day of the applicable Interest Period all outstanding principal amounts shall be deemed converted to a Prime Rate Advance.

      4. Telephonic Notice. Without any way limiting BORROWER's obligation to confirm in writing any telephonic notice, BANK may act without liability upon the basis of telephonic notice believed by BANK in good faith to be from BORROWER prior to receipt of written confirmation. In each case BORROWER hereby waives the right to dispute BANK's record of the terms of such telephonic Notice of Rate Selection in the absence of manifest error.

      5. Limits On Options; One Selection Per Month. Each LIBOR Advance shall be in a minimum amount of $500,000.00 and in increments above such amount of $100,000.00. At no time shall there be outstanding a total of more than four (4) LIBOR Advances at any time with respect to any Loan. BORROWER shall not be entitled to select a LIBOR Advance after the occurrence of an Event of Default.



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      6. Default Rate. BANK shall have the option of imposing, and BORROWER shall pay upon billing therefor, an interest rate which is four percent (4%) per annum above the interest rate otherwise payable with respect to each Loan ("Default Rate"): (a) while any Event of Default exists and is continuing, during that period between the due date and the date of payment; (b) following any Event of Default, unless and until the Event of Default is waived by BANK; and (c) after Maturity.

      7. Late Charges. BORROWER shall pay with respect to any Loan, upon billing therefor, a "Late Charge" equal to five percent (5%) of the amount of any payment of principal, other than principal due at Maturity, interest, or both, which is not paid within ten (10) days of the due date thereof. Late charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate BANK for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due. Notwithstanding the foregoing, BORROWER shall have no liability hereunder for any Late Charge arising as a result of any payment to be made hereunder by automatic charge to be made by the BANK of the BORROWER's accounts with the BANK provided that sufficient funds or availability under the Revolving Line of Credit Loan exist to make such charge.

B. Prepayment Provisions.

      1. Prepayment. Each Prime Rate Advance or any portion thereof may be prepaid in full or in part at any time, upon two (2) days' prior written notice to the holder of the Note evidencing the Loan, without premium or penalty. Each LIBOR Advance or any portion thereof may be prepaid in full or in part at any time, upon fifteen (15) days' prior written notice to the holder of the Note evidencing the Loan, subject to the make-whole provision set forth below and payment of a Yield Maintenance Fee determined as provided below.

      2. Calculation of Yield Maintenance Fee.

      (i) In the event that any LIBOR Advance, or portion thereof, is paid prior to the last day of the applicable Interest Period, the Yield Maintenance Fee for such LIBOR Advance shall be calculated separately for each installment of principal on such LIBOR Advance which is repaid prior to the end of the applicable Interest Period in accordance with the following: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the current Interest Period, shall be subtracted from the applicable LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period during which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the current Interest Period. The resulting


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amount shall be the Yield Maintenance Fee due to BANK upon the prepayment of the
LIBOR Advance.

      (ii) Neither all nor any portion of the principal which bears interest at the LIBOR Rate may or shall be prepaid prior to the last day of the applicable Interest Period, except upon fifteen (15) days' prior written notice to BANK and the payment to BANK of a Yield Maintenance Fee computed in accordance with clause (i) above.

      (iii) The Yield Maintenance Fee shall be payable in respect of all prepayments of principal with respect to LIBOR Advances, whether voluntary or involuntary, including, without limitation, prepayments made upon acceleration of the Loan, or application of insurance or eminent domain proceeds. BANK agrees that any prepayments resulting from an application of insurance or eminent domain proceeds, and not otherwise involving an Event of Default, shall be applied first to payment of Prime Rate Advances, and thereafter to payment of LIBOR Advances.

      (iv) Once written notice of intention to prepay is given, the Loan, or the applicable portion thereof, shall become due and payable in full on the date specified in the notice of prepayment and the failure to so prepay the Loan on such date, together with any applicable Yield Maintenance Fee, shall constitute an Event of Default.

      3. Make Whole Provision. BORROWER shall pay to BANK, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of BANK (in the absence of manifest error), compensate BANK for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a LIBOR Advance on a date other than the last day of the applicable Interest Period of the LIBOR Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any LIBOR Advance to a Prime Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan Advance which was to have borne interest at the LIBOR Rate pursuant to the request of BORROWER to be made under the Loan Agreement (except as a result of a failure by BANK to fulfill BANK's obligations to fund), or (iv) the failure of BORROWER to borrow in accordance with any request submitted by it for a LIBOR Advance. Such amounts payable by BORROWER shall be equal to any administrative costs actually incurred, plus any amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by BANK to fund or maintain a LIBOR Advance, but without duplication of a Yield Maintenance Fee.

      C. Certain Definitions Relating To Interest Rate.

      1. Banking Day. The term "Banking Day" means in respect of any city, any date on which commercial banks are open for business in that city.

      2. Business Day; Same Calendar Month. The term "Business Day" means any Banking Day and, with respect to determining or selecting a LIBOR Rate, any London Banking Day. If


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any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, unless, with respect to a LIBOR Advance, the effect would be to make the payment due in the next calendar month, in which event such payment shall be due on the next preceding day which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no "February 30th"), the payment shall be due on the last Business Day of the calendar month.

      3. Dollars. The term "Dollars" or "$" means lawful money of the United States.

      4. Interest Period.

      (A) The term "Interest Period" means with respect to each LIBOR Advance a period of one (1) month or two (2) consecutive months, subject to availability, as selected, or deemed selected, by BORROWER at least two (2) Business Days prior to a Loan Advance, or if an advance is already outstanding, at least two
(2) Business Days prior to the end of the current Interest Period. Each such Interest Period shall commence on the Business Day so selected, or deemed selected, by BORROWER and shall end on the numerically corresponding day in the first or second month thereafter, as applicable. Provided, however: (i) if there is no such numerically corresponding day, such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.

      (B) The term "Interest Period" shall mean with respect to each Prime Rate Advance consecutive periods of one (1) day each.

      (C) No Interest Period may be selected which would end beyond the then Maturity Date of the Loan. If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except as provided above in clause (A) relative to a LIBOR Advance.

      5. LIBOR. The term "LIBOR" means, with respect to any LIBOR Advance, the interest rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent), as determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period selected by BORROWER for such LIBOR Advance which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such Interest Period. If such rate does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate (rounded upward as described above, if necessary) for deposits in Dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time), on the day that is two (2) London Banking Days prior to the beginning of such Interest Period. If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest


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Period selected by BORROWER for such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such Interest Period. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two
(2) London Banking Days preceding the first day of such LIBOR Advance. In the event that the BANK is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for such Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage (as defined below) with respect to LIBOR deposits of the BANK, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

      6. LIBOR Advance. The term "LIBOR Advance" means any principal outstanding under the Revolving Line of Credit Loan which bears interest at the LIBOR Rate.

      7. LIBOR Rate. The term "LIBOR Rate" means, with respect to any LIBOR Advance, the interest rate per annum equal to (a) LIBOR plus 1.25% with respect to outstanding principal under the Revolving Line of Credit Loan in an amount up to the then current Cash Collateral Amount and (b) LIBOR plus 2.75% with respect to all outstanding principal under the Revolving Line of Credit Loan which exceeds the then current Cash Collateral Amount. For purposes of the foregoing, in determining the amount of outstanding principal under the Revolving Line of Credit Loan at any time, all outstanding Prime Rate Advances shall first be included in the amount determined to be outstanding and next all LIBOR Advances shall be included in the amount determined to be outstanding such that the interest rate under clause (b) above shall apply to all principal under LIBOR Advances which exceed the Cash Collateral Amount after including all Prime Rate Advance and then LIBOR Advances.

      8. London Banking Day. The term "London Banking Day" means any day on which dealings in deposits in Dollars are transacted in the London interbank market

      9. Maturity. The term "Maturity" means the Maturity Date or the maturity upon acceleration of the Loan, if the Loan has been accelerated by BANK following the occurrence of an Event of Default.

      10. Present Value. The term "Present Value" means the value at the applicable maturity discounted to the date of prepayment using the Treasury Rate.



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      11. Prime Rate. The term "Prime Rate" means the per annum rate of interest so designated from time to time by BANK as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

      12. Treasury Rate. The term "Treasury Rate" means, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15(519) of Selected Interest Rates in an amount which approximates (as determined by BANK) the portion of the Loan to which the Treasury Rate applies for the Interest Period or, in the case of a prepayment of a LIBOR Advance, the amount prepaid and with a maturity closest to the original maturity of the installment which is prepaid in whole or in part.

      13. Prime Rate Advance. The term "Prime Rate Advance" means any principal amount outstanding under the Revolving Line of Credit Loan which bears interest at the Prime Rate.

D. Additional Provisions Related to Interest Rate Selection.

      1. Increased Costs. If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the above definition of LIBOR) in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to BANK of agreeing to make or making, funding or maintaining LIBOR Advances, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by BANK, with respect to all or any portion of the Loan, or any corporation controlling BANK, on account thereof, then BORROWER from time to time shall, upon written demand by BANK, pay BANK additional amounts sufficient to indemnify BANK against the increased cost (BANK agreeing to seek such indemnification fairly and in a manner consistent with its treatment of other customers). A certificate providing reasonable detail as to the amount of the increased cost and the reason therefor submitted to BORROWER by BANK, in the absence of manifest error, shall be conclusive and binding for all purposes.

      2. Illegality. Notwithstanding any other provision of this Agreement or the applicable Note, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for BANK to make or maintain LIBOR Advances or to continue to fund or maintain the LIBOR Advances then, on written notice thereof and demand by BANK to BORROWER, (a) the obligation of BANK to make LIBOR Advances and to convert or continue any Advances as LIBOR Advances shall terminate and (b) all principal outstanding under any Note shall bear interest at the Prime Rate.

      3. Additional LIBOR Conditions. The selection by BORROWER of a LIBOR Rate and the maintenance of LIBOR Advances at such rate shall be subject to the following additional terms and conditions:

      (i) Availability. If, before or after BORROWER has selected to take or maintain a LIBOR Advance, BANK notifies BORROWER that:

(a) dollar deposits in the amount and for the maturity requested are not available to BANK in the London interbank market at the rate specified in the definition of LIBOR set forth above, or

(b) reasonable means do not exist for BANK to determine LIBOR for the amounts and maturity requested,

then the principal which would have been a LIBOR Advance shall be a Prime Rate Advance.

      (ii) Payments Net of Taxes. All payments and prepayments of principal and interest under each Note shall be made net of any taxes and costs resulting from having principal outstanding at or computed with reference to LIBOR. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or which become in effect as the result of a change in or promulgation of any treaty, statute, regulations, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom.

      4. Prime Rate Advances. Each Prime Rate Advance shall continue as a Prime Rate Advance until Maturity of the Loan, unless sooner converted, in whole or in part, to a LIBOR Advance, subject to the limitations and conditions set forth in this Agreement and the applicable Note.

      5. Conversion of Other Advances. At the end of each applicable Interest Period, the applicable LIBOR Advance shall be converted to a Prime Rate Advance unless BORROWER selects another option in accordance with the provisions of this Agreement and the applicable Note.

III. FEES. In addition to such other fees as are provided in this Agreement and in the other Loan Documents, BORROWER agrees to pay the BANK the fees set forth on Schedule A.

IV. PAYMENTS. All payments shall be made by BORROWER to BANK at 1155 Elm Street, Manchester, New Hampshire 03101, or such other place as BANK may from time to time specify in writing, in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the BANK (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after demand or default, as the case may be, payments will be applied to the obligations of BORROWER to BANK as BANK determines in its sole discretion. The BORROWER authorizes the BANK to automatically debit the BORROWER's demand deposit account for amounts due for principal, interest or other charges and fees relating to the Obligations.

V. CASH COLLATERAL AMOUNT; OTHER SECURITY.

A. Cash Collateral. Each of the Loans and all other Obligations of the BORROWER to the BANK, whether now existing or hereafter arising, shall be secured by cash deposits or cash equivalents maintained by the BORROWER with the BANK, or such governmental securities elected by the BORROWER which the BANK deems acceptable in its reasonable discretion, in the amount of not less than Twenty-five Million Dollars ($25,000,000.00), subject to reduction in accordance with the provisions set forth below (the "Cash Collateral Amount"). The Cash Collateral Amount shall at all times be pledged by the BORROWER to the BANK and shall be subject to the security interest of and exclusive control by the BANK. Provided that no Event of Default (as hereinafter defined) then exists under this Agreement or the Loan Documents, and no condition exists which, if not cured, would with the passage of time or the giving of notice, or both, constitute such an Event of Default, then the Cash Collateral Amount required hereunder shall be reduced in accordance with the following provisions:

      (i) Subject to the provisions of clause (ii) below, the Cash Collateral Amount shall be reduced to Twenty Million Dollars ($20,000,000.00) in the BORROWER's fiscal quarter ending April 30, 2004, within ten
            (10) days of BORROWER's certification to BANK pursuant to clause
            (ii) below of BORROWER having met the conditions for such reduction under this clause (i) and under clause (ii) below; and the Cash Collateral Amount shall be further reduced to Fifteen Million Dollars ($15,000,000.00) on the first day of the BORROWER's fiscal quarter ending July 31, 2004; provided that each such reduction shall be subject to (a) BORROWER's consolidated operating income for the BORROWER's fiscal quarter ending October 31, 2003, being equal to or exceeding $2,500,000.00; (b) BORROWER's consolidated operating income for the BORROWER's fiscal quarter ending January 31, 2004, being equal to or exceeding $6,500,000.00; and (c) BORROWER's consolidated operating income for the BORROWER's fiscal year ending January 31, 2004, being equal to or exceeding $1.00.


      (ii) For purposes of clause (i) above, "consolidated operating income" means BORROWER's consolidated operating income as determined from BORROWER's financial statements provided to the BANK under this Agreement, before restructuring charges, amortization expense, non-cash deferred compensation charges, and interest income. The Cash Collateral Amount shall be reduced hereunder only if BORROWER has completed certain matters in accordance with Schedule B attached hereto. Prior to any reduction of the Cash

            Collateral Amount hereunder, BORROWER shall certify to BANK that the conditions precedent under clause (i) and this clause (ii) for such reduction have been achieved and shall provide BANK with such documentation to evidence the same as BANK may reasonably request.

B. Other Security. In addition to the Cash Collateral Amount, each of the Loans and all other Obligations of the BORROWER to the BANK, whether now existing or hereafter arising, shall at all times be secured by perfected security interests granted by Skillsoft Corporation in the Collateral (as hereinafter defined), which security interests shall continue until payment in full of all amounts outstanding under said Loans and the other Obligations. The term "Collateral" as used herein shall be deemed to include all property and assets of Skillsoft Corporation secured, pledged, assigned, or otherwise encumbered or covered by any of the Loan Documents, including, but not limited to the Security Agreement. The BORROWER covenants and agrees to take such further actions and to execute such additional documents as may be reasonably necessary from time to time to enable the BANK to obtain, maintain and perfect the security interests and liens arising under the Loan Documents.

VI. CONTINUING REPRESENTATIONS AND WARRANTIES. BORROWER warrants and represents to the BANK that so long as any of the Obligations are outstanding:

A. Good Standing. BORROWER is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is qualified to do business in all other jurisdictions where the failure to be so qualified would cause a material and adverse effect of the financial or business condition of the BORROWER taken as a whole (a "Material Adverse Effect"). BORROWER has the power to own its properties and to carry on its business as now being conducted.

B. Authority. BORROWER has full power and authority to enter into this Agreement and to borrow under the Loan Documents, to execute and deliver the Loan Documents and to incur the obligations provided for herein and in the Loan Documents, all of which have been duly authorized by all proper and necessary corporate or other action. The persons executing the Loan Documents on behalf of the BORROWER have been duly authorized to do so.

C. Binding Agreement. This Agreement and the Loan Documents constitute the valid and legally binding obligations of the BORROWER, enforceable in accordance with their terms, subject to the laws and principles affecting the rights of creditors generally.

D. Litigation. There are no suits, proceedings, or investigations of any kind or nature pending or, to the knowledge of the BORROWER, threatened against or affecting the BORROWER, its business operations, or its assets which have not been disclosed in writing to the BANK, except for those matters which would not have a Material Adverse Effect if adversely determined to the BORROWER.

E. Conflicting Agreements; Consents. There is no charter, bylaw, preference stock, or trust provision of the BORROWER, and no provision(s) of any existing material mortgage, indenture, contract or agreement binding on the BORROWER or affecting its property, which would conflict with, have a material adverse affect upon, or in any way prevent the execution, delivery, or performance of the terms of this Agreement or the Loan Documents. The BORROWER is not required to obtain any order, consent, approval, authorization of any person, entity, or governmental authority in connection with or as a condition to the execution, delivery, and performance of this Agreement or the Loan Documents or the granting of the security interests and liens in the Collateral, other than as previously obtained as applicable.

F. Financial Condition. The financial statements delivered to the BANK by the BORROWER have been and shall be prepared in accordance with generally accepted accounting principles, consistently applied, are and will be complete and correct in all material respects, and fairly present, as of the applicable dates thereof, the financial condition and results of the BORROWER (provided that interim financial statements shall be subject to year end adjustments and notes). Other than those liabilities disclosed in writing to the BANK or incurred in the ordinary course of business, there are no liabilities, direct or indirect, fixed or contingent, of the BORROWER which are not reflected in the financial statements most recently provided to the BANK or in the notes thereto which would be required to be disclosed therein and there has been no material adverse change in the financial condition or operations of the BORROWER since the date of such financial statements.

G. Taxes. BORROWER has filed all federal, state and local tax returns required to be filed by it and has paid all taxes shown by such returns to be due and payable on or before the due dates thereof unless such taxes are being contested and the BORROWER has made appropriate reserves therefore or which failure to so file or pay would not have a Material Adverse Effect.

H. Solvency. To the best of BORROWER's knowledge, the present fair saleable value of the BORROWER's assets is greater than the amount required to pay its total liabilities; the amount of the BORROWER's capital is adequate in view of the type of business in which it is engaged; and BORROWER would not currently be deemed insolvent under generally accepted accounting principles.

I. Full Disclosure. None of the information with respect to the BORROWER which has been furnished to the BANK in connection with the transactions contemplated hereby is false or misleading with respect to any material fact at the time made, or omits to state any material fact necessary in order to make the statements therein not misleading at the time made.

J. Employee Benefit Plans. To BORROWER's knowledge, all Plans (as hereinafter defined) which are pension plans as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), which are intended to qualify under Section 401 of the Internal Revenue Code of 1986 (as amended, the "IRC") do so qualify, and all Plans are in compliance with the provisions of the IRC and ERISA, and have been administered in accordance with their terms. The term "Plan" means any U.S. pension plan, as defined in Section 3(2) of ERISA and any U.S. welfare plan, as defined in Section 3(1) of ERISA, which is sponsored, maintained or contributed to by BORROWER or any commonly controlled entity, or in respect of which BORROWER or a commonly controlled entity is an "employer" as defined in Section 3(5) of ERISA. To BORROWER's knowledge, and except with respect to events which would not have a Material Adverse Effect:

      (i) Prohibited Transactions. None of the Plans has participated in, engaged in or been a party to any non-exempt "prohibited transaction" as defined in ERISA or the IRC, and no officer, director or employee of BORROWER has committed a breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I or ERISA.

      (ii) Claims. There are no contested claims, pending or threatened, involving any Plan which is a pension plan by a current or former employee (or beneficiary thereof) of BORROWER, nor is there any reasonable basis to anticipate any claims involving any such Plan.

      (iii) Reporting and Disclosure Requirements. There have been no violations of any reporting or disclosure requirements with respect to any Plan and no such Plan has violated applicable law, including but not limited to ERISA and the IRC.

      (iv) "Accumulated Funding Deficiency"; Reportable Event. No Plan which is a defined benefit pension plan has (a) incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the IRC), whether or not waived, (b) been a plan with respect to which a Reportable Event (to the extent that the reporting of such events to the Pension Benefit Guaranty Corporation (the "PBGC") within thirty (30) days of the occurrence has not been waived) has occurred and is continuing, or (c) been a Plan with respect to which there exists conditions or events which have occurred presenting a risk of termination by PBGC.

      (v) Multiemployer Plan. No Plan which is a multiemployer pension plan (as defined in Section 414(f) of the IRC) to which BORROWER contributes has been a plan with respect to which BORROWER has received any notification that such Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA. BORROWER has not withdrawn from, or incurred any withdrawal liability to, any multiemployer plan.

      (vi) COBRA. There has been no violation of the applicable requirements of
Section 4980B of the IRC pertaining to COBRA continuation coverage with respect to any Plan.

      (vii) Employee Welfare Benefit Plans. Except as disclosed by the BORROWER to the BANK in writing, no Plan which is a medical, dental, health, disability, insurance or other plan or arrangement, whether oral or written, which constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, has any unfunded accrued liability or provides benefits to former employees or retirees (except as may be required by COBRA).

K. Location of Records. All of the material books and records or true and complete copies thereof relating to the accounts and contracts of the BORROWER are and will be kept at BORROWER's principal place of business located at the address first set forth above (the "Premises"), unless notice is otherwise provided to BANK.

L. Compliance with Laws. The BORROWER is in compliance in all material respects with all laws and governmental rules and regulations applicable to the Collateral and to its business, properties and assets, where failure to comply would have a Material Adverse Effect.

M. Hazardous Waste. To BORROWER's knowledge, no Hazardous Waste (as hereinafter defined) has been generated, stored or treated by the BORROWER on any of the premises occupied by BORROWER, except in compliance with all applicable laws or which would not have a Material Adverse Effect. To BORROWER's knowledge, no Hazardous Waste has ever been, is being, is intended to be, or is threatened to be spilled, released, discharged, disposed, placed or otherwise caused to be found in the soil or water in, under, or upon any of the premises occupied by the BORROWER in material violation of any applicable laws. The BORROWER agrees to indemnify and hold the BANK harmless from and against any claims, damages, liabilities (whether joint or several), losses and expenses (including, without limitation, attorneys' fees) incurred by the BANK as a result of the presence of any Hazardous Waste on the premises occupied by the BORROWER or as a result of any breach of these representations. For the purpose of this Agreement, the term "Hazardous Waste" means "hazardous waste", "hazardous material", "hazardous substance", and "oil" as presently defined in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Material Transportation Act, the Federal Water Pollution Control Act, and corresponding state and local statutes, ordinances, and regulations, as such statutes, ordinances and regulations may be amended, or as defined in any federal or state regulation adopted pursuant to such acts, as may be applicable to BORROWER.

N. Title to Collateral. BORROWER has and will at all times have good and marketable title to the Collateral, free and clear from any liens, security interests, mortgages, encumbrances, pledges or other right, title or interest of any other person or entity, except those arising under the Loan Documents or Permitted Encumbrances.

O. Employees. BORROWER has to the best of its knowledge complied with all laws relating to the employment of labor, including any provisions thereof relating to ERISA, wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and occupational safety and health, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing except in each case as would not have Material Adverse Effect.

VII. AFFIRMATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, BORROWER, to the extent applicable, agrees that, unless the BANK shall otherwise consent in writing, it will:

A. Prompt Payment. Pay promptly, subject to any applicable cure or grace period, when due all amounts due and owing to the BANK.

B. Use of Proceeds. Use the proceeds of the Loan only in accordance with the provisions of this Agreement and will furnish the BANK with such evidence as it may reasonably require with respect to such use.

C. Financial Statements. Furnish the BANK with such financial statements of BORROWER as are described on Schedule A attached hereto. All such statements shall be prepared on a consistent basis in a format reasonably acceptable to the BANK (which shall be deemed to mean in compliance with the requirements of the U.S. Securities and Exchange Commission).

D. Maintenance of Existence. Take all necessary action to maintain BORROWER's legal existence.

E. Maintenance of Business. Do or cause to be done all things necessary to maintain and preserve BORROWER's business, as determined in BORROWER's management's commercially reasonable business judgment.

F. Maintenance of Insurance. Keep all of BORROWER's properties (specifically including, but not limited to, the Collateral) adequately insured against loss or damage by fire and such other casualties and hazards as the BANK may reasonably specify from time to time; maintain adequate Workman's Compensation Insurance under applicable laws and Comprehensive General Public Liability Insurance; and maintain adequate insurance covering such other risks as the BANK may reasonably specify from time to time hereafter. All insurance required hereunder shall be effected by valid and enforceable policies issued by insurers of recognized responsibility authorized to transact business within the State of New Hampshire or Ireland, as applicable, and shall, inter alia, (1) name the BANK as a loss payee and/or additional insured to the extent of the BANK's interest as applicable, and (2) provide that the BANK shall be notified in writing of any proposed cancellation of such policy at least thirty (30) days in advance thereof and will have the opportunity to correct any deficiencies justifying such proposed cancellation. For the purposes of this Paragraph, an insurance policy shall be deemed to be "adequate" if it provides coverage against such risks and in such amounts as is customarily carried by owners of similar businesses and properties.

G. Inspection by the BANK. Prior to the BORROWER including Acceptable Accounts in its Borrowing Base for purposes of Advances under the Revolving Line of Credit Loan (the "Trigger Event"), BORROWER agrees that the BANK may conduct an initial field examination audit of the BORROWER's books, records, accounts, and inventory. From and after the Trigger Event, BANK may conduct regular field examination audit up to three (3) times per calendar year. BORROWER shall pay the BANK all reasonable fees, costs, and expenses charged or incurred by BANK for such audits up to an aggregate of $20,000.00 per calendar year. BANK agrees to conduct such audits at such times as are reasonably convenient to the BORROWER. BORROWER also agrees that upon prior reasonable notice and during normal business hours and at reasonable intervals, it shall permit any agent designated by the BANK to inspect any of BORROWER's properties, including its books, records, and accounts (and including the making of copies thereof and extracts therefrom) all at BANK's cost and expense. After and during the continuance of an Event of Default, BORROWER also agrees that the BANK may conduct field examination audits of the BORROWER's books, records, accounts, inventory, and other property as often as the BANK deems reasonably necessary and appropriate in its sole discretion and that BORROWER shall pay the BANK all reasonable fees, costs, and expenses charged or incurred by BANK for such audits.

H. Prompt Payment of Taxes. Accrue its tax liability (including withholdings for employee taxes and social security) in accordance with usual accounting practice and pay or discharge (or cause to be paid or discharged) as they become due all taxes, assessments, and government charges upon its property, operations, income and products (as well as all claims for labor, materials or supplies), which, if unpaid might become a lien upon any of its property; provided, that the BORROWER shall, prior to payment thereof, have the right to contest such taxes, assessments and charges in good faith by appropriate proceedings so long as the BANK's interests are protected by appropriate financial reserves or bond, letter of credit, escrowed funds or other appropriate security.

I. Notification of Default Under This and Other Loan or Financing Arrangements. Promptly notify the BANK in writing of the occurrence of any Event of Default under this Agreement, or under any other loan or financing arrangements exceeding $250,000.00.

J. Notification of Litigation and Judgments. Promptly notify the BANK in writing of any litigation, proceedings, or investigation that has been instituted or is pending or, to BORROWER's knowledge, threatened which if adversely determined would be reasonably likely to have a material adverse affect on the continued operations or financial condition of BORROWER and of all judgments rendered against the BORROWER in an amount exceeding $250,000.00.

K. Notification of Governmental Action. Promptly notify the BANK in writing of any material governmental investigation or proceeding (which shall not be construed to mean audits conducted in the ordinary course under governmental contracts to which the BORROWER is a party) that has been instituted or is pending or, to BORROWER's knowledge threatened, including without limitation, matters relating to the federal or state tax returns of the BORROWER, compliance with the Occupational Safety and Health Act, or proceedings by the Treasury Department, Labor Department, or Pension Benefit Guaranty Corporation with respect to matters affecting employee welfare, benefit or retirement programs.

L. Preservation of the Collateral and Financial Condition. Take all reasonably necessary steps to preserve, protect and defend the Collateral free of unpermitted liens and give BANK access to and permit it to inspect the Collateral in accordance with the provisions of paragraph G. above. Take all reasonably necessary steps to preserve the financial condition of the BORROWER as evidenced by the most recent financial statements of the BORROWER filed with the U.S. Securities and Exchange Commission and delivered to the BANK prior to the execution of this Agreement.

M. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the BORROWER.

N. Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property; provided, however, that BORROWER shall be entitled to contest the same in good faith so long as such action does not have a material adverse effect upon the BANK's rights hereunder or the Collateral taken as a whole.

O. Accounts Deposits, and Balances. Skillsoft Corporation shall maintain its primary operating and deposit accounts with the BANK.

P. Notification of Material Adverse Changes. Promptly notify the BANK in writing of any conditions or circumstances which might reasonably be expected to have a material adverse effect on BORROWER's continued operations or financial condition and which is more likely than not to materially adversely affect the BORROWER's ability to pay the Obligations.

Q. Additional Financial and Other Covenants. Comply with the additional financial and other covenants set forth on Schedule A attached hereto.

VIII. NEGATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, BORROWER, to the extent applicable, covenants that the BORROWER will not, without the express prior written consent of the
BANK:

A. Nature and Scope of Business. Enter into any type of business other than those which are substantially similar or related to the type of business in which BORROWER is presently engaged or otherwise significantly change in any material respect the scope or nature of its business.

B. Additional Indebtedness. Incur indebtedness for borrowed money (or issue or sell any of its bonds, debentures, notes or similar obligations or under capital leases) except: (1) borrowings under the Loans; (2) other Obligations to the BANK; (3) borrowings used to prepay in full the Obligations; (4) ordinary unsecured trade accounts payable; (5) purchase money borrowings and capital leases which are entered into in the ordinary course of business for purposes of the acquisition of equipment for use in the BORROWER's business; (6) intercompany loans to and/or from direct and indirect subsidiaries of Skillsoft Public Limited Company made in the ordinary course of business to provide capital which is reasonably necessary for the operations of such entities; and
(7) other loans up to an aggregate principal amount outstanding at any time not to exceed $500,000.00.

C. Liens and Mortgages. Incur, create, assume or suffer to exist any pledge, lien, mortgage, attachment, charge or other encumbrance of any nature whatsoever on any of the Collateral or any of the BORROWER's real estate, now or hereafter owned, other than (1) the security interests or liens granted to the BANK pursuant to the Loan Documents; (2) liens imposed by law, such as carriers, warehousemen's or mechanic's liens incurred in good faith in the ordinary course of business, and which do not in the aggregate have a material adverse effect on the BORROWER's financial condition or the Collateral; (3) prejudgment judicial attachments, provided that any such attachment is discharged in full prior to execution thereon, and in any event within sixty (60) days of the date of the issuance of final judgment in the lawsuit from which such attachment arises, and BORROWER provides the BANK, immediately upon the issuance of such attachment, with a description of the lawsuit giving rise to such attachment and the probable outcome thereof; (4) liens on equipment acquired pursuant to the provisions of Section VIII. B.(5) above, (5) security deposits with landlords or other deposits or pledges in the ordinary course of business; (6) any interest of a licensee or licensor under any license or sublicense entered into by BORROWER in the ordinary course of business; (7) liens or rights arising from rights of first refusal, options or contractual rights in connection with any asset sale or other transaction not prohibited hereunder; and (8) the liens not otherwise permitted hereunder provided such liens secure obligations not exceeding $500,000.00 in the aggregate at any time outstanding (collectively "Permitted Encumbrances").

D. Place of Chief Executive Office. Relocate, close or change its chief executive office, except upon thirty (30) days prior written notice to the BANK.

E. Mergers, Etc. Without the Consent of the BANK. Merge or consolidate with (unless it is the survivor corporation but subject to the provisions of Paragraph K of this Section VIII below) any other person, firm or entity, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

F. Leases. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (i) leases existing on the date of this Agreement and any extensions, renewals, replacements or modifications thereof, (ii) operating leases incurred in the ordinary course of BORROWER business, (iii) leases of equipment acquired pursuant to the provisions of Section VIII. B.(5) above, and (iv) leases for new offices or facilities for use by the BORROWER in its business.

G. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired property or assets (including, without limitation, any of the Collateral), except: (1) for inventory disposed of, and licensing and other transactions, in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) the sale or other disposition of assets during any six (6) months period having a book value of no more than $100,000.00.

H. Guaranties. Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such other person, firm, or entity to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any other person, firm, or entity against loss) for obligations of any other person, firm, or entity, except (i) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business (product warranties for purposes of this section shall not be deemed guaranties) and (ii) standard indemnities in leases, license agreements and other contracts entered into by BORROWER in the ordinary course of business or in connection with any asset sale, merger or other transaction not prohibited hereunder.

I. Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any affiliate, or the making of advances to any affiliates, except in the ordinary course of business upon (1) fair and reasonable terms no less favorable to the BORROWER than they would obtain in a comparable arm's length transaction with a person not an affiliate; (2) such other terms as have been disclosed in writing to the BANK on or before the date of this Agreement; or (3) such other terms as have been approved in writing by the BANK after the date of this Agreement. As used herein, an "affiliate" is any person which is under Common Ownership with BORROWER or the same controlled group as BORROWER. Notwithstanding the foregoing and Section VIII.J below, BORROWER may make or receive intercompany loans to or from direct and indirect subsidiaries of Skillsoft Public Limited Company, subject to the provisions of Section VIII.B above, and nothing in this Section VIII.I shall be construed to prohibit or limit wage, compensation, benefit, or similar arrangements as determined by management.

J. Investments; Acquisitions. Make any loan or advance to any person, firm, or entity, or purchase or otherwise acquire any capital stock (by merger, exchange, or otherwise), assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any person, firm, or entity, except: (1) direct obligations of the United States of any agency thereof with maturities of one year or less from the date of acquisition;
(2) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investor's Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One Hundred Million ($100,000,000.00) Dollars; (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the BORROWER; (5) investments made by or on behalf of any qualified pension or retirement plan maintained by BORROWER; (6) acquisitions by BORROWER of the capital stock (by merger, exchange, or otherwise) or assets of another entity which is in the same general line of business as BORROWER provided that aggregate dollar amount payable in cash or securities by BORROWER in such acquisition does not exceed $25,000,000.00 and the BORROWER has provided to BANK pro forma financial projections which demonstrate that BORROWER shall be in compliance with its financial and other covenants hereunder after completing such acquisition; (7) investments in accordance with BORROWER's investment policy (provided that BORROWER has provided to BANK a copy of such policy and the type of investments provided therein are reasonably acceptable to the BANK); and (8) loans or advances to employees up to $60,000.00 at any time outstanding, to the extent permitted by applicable law.

IX. CONDITIONS PRECEDENT TO MAKING OF LOANS. The obligation of the BANK to make any Loan and make disbursements and advances of the proceeds of the same to the

BORROWER is subject to the satisfaction by the BORROWER or its representatives of the following conditions precedent with respect to such Loan: (1) the BORROWER has executed and delivered all of the Loan Documents deemed appropriate and necessary by the BANK, in form and substance satisfactory to the BANK; (2) the BORROWER's warranties and representations as contained herein and in the Loan Documents shall be accurate and complete; (3) BANK has received a satisfactory opinion of BORROWER's legal counsel in the case of the initial advances under or modifications to the Loans; and (4) the BORROWER shall not be in default under any of the covenants, warranties, representations, terms, or conditions contained in this Agreement or in the Loan Documents as of the date of entering into such Loan and as of the date of each disbursement and advance thereunder.

X. EVENTS OF DEFAULT; ACCELERATION. The occurrence of any one or more of the following events shall constitute a default under this Agreement, each of the Loan Documents, and each of the Obligations (individually, an "Event of Default", and collectively, "Events of Default"): (1) if any statement, representation or warranty made by the BORROWER in this Agreement or in any of the Loan Documents, or in connection with any of the same, or if any financial statement, report, schedule, or certificate furnished by the BORROWER or any of its officers or accountants to the BANK, shall prove to have been false or misleading when made (as determined in the BANK's reasonable discretion); (2) default by the BORROWER in payment on its due date of any principal or interest called for under any of the Loans or the Loan Documents (excepting any payment default arising as a result of the BANK's failure to automatically charge the BORROWER's accounts as authorized by the BORROWER under this Agreement, provided that there are sufficient funds in such accounts to make such automatic payment, or there is sufficient availability under the Revolving Line of Credit Loan to make such automatic payment), or of other amounts due under any other of the Obligations, or other event of default under the Loan Documents or the other Obligations, provided in each case such default is not cured within any applicable grace period thereunder; (3) default by the BORROWER in the performance or observance of any of the provisions, terms, conditions, warranties or covenants of this Agreement, the Loan Documents, or any other of the Obligations; provided that any such default (other than a payment default) is not cured within fifteen (15) days of the occurrence thereof, and further provided that no such cure period shall be afforded hereunder with respect to any default which by its nature cannot be cured (such as a financial covenant default) or which default has an immediate material adverse effect upon the rights of the BANK under this Agreement or any of the Loan Documents, or upon the financial condition of the BORROWER, or upon the Collateral taken as a whole; (4) the dissolution, termination of existence, merger or consolidation of the BORROWER or a sale of all or substantially all of the BORROWER's business, assets or properties or the Collateral not in the ordinary course of business;
(5) the BORROWER shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property, (b) make a general assignment for the benefit of creditors, (c) be adjudicated as bankrupt or insolvent, (d) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation under any law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, or (e) offer or enter into any composition, extension or arrangement seeking relief or extension of its debts generally; (6) proceedings shall be commenced or an order, judgment or decree shall be entered, without the application, approval or consent of the BORROWER, as the case may be, in or by any court of competent jurisdiction, relating to the bankruptcy, dissolution, liquidation, reorganization or the appointment of a receiver, trustee or liquidator of the BORROWER, or of all or a substantial part of its assets, and such proceedings, order, judgment or decree shall continue undischarged or unstayed for a period of sixty (60) days; (7) BORROWER's inability to pay its debts as they mature or other act of insolvency, as determined by the BANK in accordance with generally accepted accounting principles; (8) a final judgment for the payment of money in excess of $500,000 shall be rendered against the BORROWER and the same shall remain undischarged for a period of thirty (30) days, during which period execution shall not be effectively stayed; or (9) if BANK otherwise in good faith reasonably deems itself insecure within the meaning of New Hampshire RSA 382-A:1-208 (as amended).

Upon the occurrence of and during the continuance of any Event of Default, the BANK's commitment to make further Loans under the Loan Documents or any other agreement with the BORROWER, and to make any advances or disbursements under any Loan, shall immediately cease and terminate and, at the election of the BANK (provided that upon an Event of Default under the provisions of Section X (5) or Section X (6), the Loans shall be automatically accelerated without requirement of an action by or notice from the BANK), all of the Obligations of the BORROWER to the BANK, either under this Agreement, the Loan Documents, or otherwise, shall immediately become due and payable without further demand, notice or protest, all of which are hereby expressly waived. Thereafter, the BANK may proceed to protect and enforce its rights, at law, in equity, or otherwise, against the BORROWER, and any endorser or guarantor of the BORROWER's Obligations, either jointly or severally, and may proceed to liquidate and realize upon any of its Collateral in accordance with the rights of a secured party under the Uniform Commercial Code, under any other applicable law, under any Loan Documents, under any other agreement between the BORROWER and the BANK, or under any agreement between any guarantor or endorser of the BORROWER's Obligations to the BANK, and to apply the proceeds thereof to payment of the Obligations of the BORROWER to the BANK in such order and in such manner as the BANK, in its sole discretion, deems appropriate.

                   [REMAINDER OF PAGE IS INTENTIONALLY BLANK]

XI. MISCELLANEOUS PROVISIONS.

A. Entire Agreement; Waivers. This Agreement, the Schedules hereto, and the Loan Documents together constitute the entire agreement among the BORROWER and the BANK with respect to the subject matter hereof. No covenant, term, condition or other provision of this Agreement or any of the Loan Documents, nor any default in connection therewith, may be waived except by an instrument in writing, signed by the BANK and delivered to the BORROWER. Notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, an Event of Default under this Agreement or any of the other Loan Documents, shall be deemed continuing until such time as such Event of Default is waived by the BANK in writing. The BANK's failure to exercise or enforce any of its rights, powers or privileges under this Agreement or the Loan Documents shall not operate as a waiver thereof. In the event of any conflict between the terms, covenants, conditions and restrictions contained in the Loan Documents, the term, covenant, condition or restriction which confers the greatest benefit upon the BANK shall control. The determination as to which term, covenant, condition or restriction is more beneficial shall be made by the BANK in its sole discretion.

B. Remedies Cumulative. All remedies provided under this Agreement and the Loan Documents or afforded by law shall be cumulative and available to the BANK until all of the BORROWER'S Obligations to the BANK have been paid in full.

C. Survival of Covenants. All covenants, agreements, representations and warranties made in this Agreement and in the Loan Documents shall be deemed to be material and to have been relied on by the BANK, notwithstanding any investigation made by the BANK or in its behalf, and shall survive the execution and delivery of this Agreement and the Loan Documents. All such covenants, agreements, representations and warranties shall bind and inure to the benefit of the BORROWER's and the BANK's successors and assigns, whether so expressed or not.

D. Governing Law; Jurisdiction. This Agreement and the Loan Documents shall be construed and their provisions interpreted under and in accordance with the laws of the State of New Hampshire. The BORROWER, to the extent it may legally do so, hereby consents to the jurisdiction of the courts of the State of New Hampshire and the United States District Court for the State of New Hampshire for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have to venue in any such courts.

E. Assurance of Execution and Delivery of Additional Instruments. The BORROWER agrees to execute and deliver, or to cause to be executed and delivered, to the BANK all such further instruments, and to do or cause to be done all such further acts and things, as the BANK may reasonably request or as may be necessary to effect further the purposes of this Agreement and the Loan Documents. Upon receipt of an affidavit of an officer of BANK as to the loss, theft, destruction or mutilation of any Note or any other of the Loan Documents which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other of the Loan Documents, and, with respect to such Note, the provision of indemnity reasonably satisfactory to BORROWER, BORROWER will issue, in lieu thereof, a replacement Note or other of the Loan Documents in the same principal amount thereof and otherwise of like tenor.

F. Waivers and Assents. The BORROWER and any guarantors or endorsers of the BORROWER's Obligations to the BANK, hereby waive, to the fullest extent permitted by law, all rights to marshaling of assets and all rights to demand, notice, protest, notice of acceptance of this Agreement and the Loan Documents, notice of Loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description with respect both to the Loan Documents and the Collateral.

G. No Duty of the Bank With Respect to the Collateral. The BANK shall have no duty as to the collection or protection of Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto, beyond the safe custody thereof.

H. Election of the Bank. The BANK may exercise its rights with respect to Collateral without resorting or regard to other collateral or sources of reimbursement for the Obligations of BORROWER to the BANK.

I. Assignment and Pledge. BANK shall have the unrestricted right at any time or from time to time, and without BORROWER'S or any guarantor's consent, to assign all or any portion of its right and obligations under this Agreement and the Loan Documents to one or more banks or other financial institutions (each, an "Assignee"), and BORROWER and each guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any Loan Documents as BANK shall deem necessary to effect the foregoing. In addition, at the request of BANK and any such Assignee, and upon the return of the original note issued to the BANK, BORROWER shall issue one or more new promissory notes, as applicable, to any such Assignee and, if BANK has retained any of its rights and obligations hereunder following such assignment, to BANK, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by BANK prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and BANK after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by BANK in connection with such assignment, and the payment by Assignee of the purchase price agreed to by BANK, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of BANK hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by BANK pursuant to the assignment documentation between BANK and such Assignee, and BANK shall be released from its obligations hereunder and thereunder to a corresponding extent. This Agreement and the Loan Documents shall be binding upon and inure to the benefit of the BANK and the BORROWER, their successors, assigns, heirs and personal representatives; provided, however, the rights and obligations of the BORROWER are not assignable, delegable or transferable without the consent of the BANK. BANK may at any time pledge all or any portion of its rights under this Agreement and the Loan Documents, including, but not limited to, any portion of any Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release BANK from its obligations under any of the Loan Documents.

J. Participations. BANK shall have the unrestricted right at any time and from time to time, and without the consent of or notice to BORROWER or any guarantor, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in BANK's obligations to lend under this Agreement, the Loan Documents, and/or any or all of the Loans held by BANK hereunder. In the event of any such grant by BANK of a participating interest to a Participant, whether or not upon notice to BORROWER, BANK shall remain responsible for the performance of its obligations hereunder and BORROWER shall continue to deal solely and directly with BANK in connection with BANK's rights and obligations hereunder. BANK may furnish any information concerning BORROWER in its possession from time to time to prospective Assignees and Participants, provided that BANK shall require any such prospective Assignees or participant to agree in writing to maintain the confidentiality of such information.

K. Expenses: Proceeds of Collateral. The BORROWER covenants and agrees that they shall pay to the BANK, on demand, any and all reasonable out-of-pocket expenses, including reasonable attorneys' fees, court costs, sheriffs' fees, and other expenses incurred or paid by the BANK in protecting and enforcing its rights under this Agreement, the Loan Documents, and the other Obligations, including the reasonable costs of preparation of this Agreement and the Loan Documents, and any amendments, modifications, consents, or waivers in respect thereof, and all reasonable filing, auditing, accounting, and appraisal fees. After deducting all of said expenses and the reasonable expenses of retaking, holding, preparing for sale, selling and the like, residue of any proceeds of collections or sale of Collateral shall be applied to the payment of principal of or interest on Obligations of the BORROWER to the BANK in such order or preference as the BANK may determine, and any excess shall be returned to the BORROWER (subject to the provisions of the Uniform Commercial Code) and the BORROWER shall remain liable for any deficiency.

L. The Bank's Right of Offset. BORROWER hereby grants to BANK, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to BANK, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, including, but not limited to, the Cash Collateral Amount, now or hereafter in the possession, custody, safekeeping or control of BANK or any entity under the control of FleetBoston Financial Corporation and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by BORROWER), BANK may setoff the same or any part thereof and apply the same to any liability or obligation of BORROWER even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

M. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and shall be either mailed by certified mall, return receipt requested, or delivered by overnight courier service, to the applicable party at the addresses set forth in this Agreement.

N. Savings Clause. Any provision of this Agreement or any of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

O. Term of this Agreement. This Agreement shall remain in full force and effect until all of the Obligations have been paid in full, and all commitments of the BANK advance funds under any of the Loans have terminated.

P. Use of Proceeds. No portion of the proceeds of the Loans shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

Q. Fees and Expenses. BORROWER shall pay on demand all reasonable expenses of BANK in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with BANK's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other reasonable costs relating to any appraisals or examinations conducted in connection with the Loans or any Collateral therefor, and the amount of all such expenses shall, from thirty (30) days after the date of demand until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an Obligation secured by any Collateral.

R. Final Agreement. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth herein. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by BORROWER and BANK.

S. Interest Rate Provisions. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by BANK as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loans, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by BANK to BORROWER under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the applicable Loan Document shall be governed by such new law as of its effective date.

T. Confidentiality. The BANK will maintain the confidential nature of all non-public information furnished to it by the BORROWER in accordance with the BANK's customary procedures for maintaining its own confidential information of this nature; provided, however, that such information may be disclosed:

      (a) pursuant to any statutory or regulatory requirement or any court order, subpoena or other legal process and to any regulatory authority, provided that, in the case of any disclosure pursuant to any court order, subpoena or other legal process, the BORROWER shall be given five days prior written notice of any such disclosure in order to seek an appropriate protective order;

      (b) to its independent counsel, auditors and other professional advisors with an instruction to such persons to keep such information confidential; and

      (c) with the prior written consent of the BORROWER, to any other person.

U. Reimbursement Obligations. In connection with the Loans, the BORROWER, or any of them individually, may enter into various agreements from time to time (collectively, the "Master Agreement") with BANK or an entity under the control of FleetBoston Financial Corporation for purposes of fixing the rate of interest payable with respect to outstanding principal balances under such Loans. In the event that BORROWER fails to pay any amount that is due and owing under and pursuant to the Master Agreement (after giving effect to any applicable grace period), then upon demand therefor, BANK in its sole discretion shall pay such amount for the account of the BORROWER and the BORROWER hereby agrees, authorizes and consents to such payment by BANK. BORROWER, jointly and severally, shall reimburse BANK upon demand for any amount BANK may pay on account of any amount that is due and owing by BORROWER pursuant to any Master Agreement. Such obligation shall bear interest at a rate per annum equal to the Default Rate under the Note from and including the date of payment by BANK to, but excluding, the date BORROWER reimburses BANK for such obligation.

V. Waiver of Jury Trial. BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF

THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER AND BANK HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND MAKE THE LOAN.

IN WITNESS WHEREOF, the BANK and the BORROWER have executed this Agreement all as of the day and year first above written.

WITNESSES:                             FLEET NATIONAL BANK


   /s/ Curtis W. Little, Jr.           By: /s/Kenneth R. Sheldon
-----------------------------------        -----------------------------------
                                           Kenneth R. Sheldon, Vice President


                                       BORROWER:

                                       SKILLSOFT CORPORATION


   /s/ Kenneth R. Sheldon              By: /s/Thomas J. McDonald
-----------------------------------        -----------------------------------
                                           Name:  Thomas J. McDonald
                                           Title: Chief Financial Officer




                                       SKILLSOFT PUBLIC LIMITED COMPANY

   /s/ Kenneth R. Sheldon              By: /s/Thomas J. McDonald
-----------------------------------        -----------------------------------
                                       Name:  Thomas J. McDonald
                                       Title: Chief Financial Officer

                               FLEET NATIONAL BANK

                            COMMERCIAL LOAN AGREEMENT

                                   SCHEDULE A
                         ADDITIONAL TERMS AND CONDITIONS

I. FEES PAYABLE BY BORROWER.

Commitment Fee: BORROWER shall pay BANK a commitment fee for the Revolving Line of Credit Loan in the amount of $75,000.00, due and payable in full on the date hereof.

Unused Revolving Line of Credit Loan Commitment Fee: BORROWER shall pay BANK a fee based upon the daily average of unadvanced amounts under the Revolving Line of Credit Loan (based upon full availability of $25,000,000), which fee shall be determined and payable on a quarterly basis in arrears in accordance with following: (i) during such periods as the Cash Collateral Amount is equal to or greater than $25,000,000 under Section V of the Agreement, the fee shall be 0.05% per annum; (ii) during such periods as the Cash Collateral Amount is less than $25,000,000 but greater than zero under Section V of the Agreement, the fee shall be 0.15% per annum; and (iii) during such periods as the Cash Collateral Amount is reduced to zero under Section V of the Agreement, the fee shall be 0.25% per annum. During such periods as the BORROWER's fixed income investments maintained with the BANK equal or exceed $50,000,000.00 (including in the determination thereof the Cash Collateral Amount), the percentages under clauses
(ii) and (iii) above shall be reduced to 0.10% and 0.20%, respectively.

II. FINANCIAL STATEMENTS TO BE DELIVERED BY BORROWER.

A. Annual consolidated financial statements of BORROWER within one hundred twenty (120) days after the end of each fiscal year, including balance sheets and statements of income, retained earnings and surplus, and a statement of cash flow, together with supporting schedules, setting forth in each case comparative figures for the preceding fiscal year, and in each case audited by an independent certified public accountant reasonably acceptable to BANK.

B. Quarterly consolidated financial statements of the BORROWER within forty-five
(45) days after the end of each of BORROWER's fiscal quarters, including balance sheets and statements of income, together with supporting schedules, all as prepared by BORROWER.

C. Compliance Certificate. BORROWER shall report and certify to BANK compliance with the financial covenants in paragraphs A, B and C of Section III of this Schedule A within forty-five (45) days of each fiscal quarter end by delivery of such form as may be specified by the BANK from time to time.

III. DESCRIPTION OF ADDITIONAL FINANCIAL AND OTHER COVENANTS.

A. Minimum Quarterly Net Income. Commencing with the fiscal quarter in which the Cash Collateral Amount is first reduced under Section V of the Agreement, the BORROWER shall have Net Income (as hereinafter defined) of not less than $[**] for such fiscal quarter and for each fiscal quarter thereafter. As used herein, "Net Income" means BORROWER's consolidated net income for the applicable fiscal quarter as determined in accordance with GAAP from the BORROWER's financial statements delivered to Bank under this Agreement (the "Financial Statements").

B. Minimum Net Worth. Commencing with the fiscal quarter in which the Cash Collateral Amount is first reduced under Section V of the Agreement, the BORROWER shall have a minimum Net Worth (as hereinafter defined) of not less than $[**] as of the end of such fiscal quarter and as of the end of each fiscal quarter thereafter. "Net Worth" means the BORROWER's total shareholders' equity as determined in accordance with GAAP from BORROWER's Financial Statements, as adjusted in accordance with the terms set forth in Schedule B to this Agreement.

C. Minimum Liquidity. BORROWER shall have minimum Liquidity (as hereinafter defined) of not less than $[**] as of the end of the fiscal quarter ending April 30, 2003, not less than $[**] as of the end of the fiscal quarter ending July 31, 2003, not less than $[**] as of the end of the fiscal quarter ending October 31, 2003, and not less than $[**] as of the end of each fiscal quarter thereafter. "Liquidity" means BORROWER's consolidated investments in cash, cash equivalents, and short term (less than one year) debt instruments (inclusive of the Cash Collateral Amount), all as reflected in BORROWER's Financial Statements.





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

                               FLEET NATIONAL BANK

                            COMMERCIAL LOAN AGREEMENT

                                   SCHEDULE B

      ADDITIONAL CONDITIONS FOR REDUCTION OF CASH COLLATERAL AMOUNT. BORROWER shall have completed a final settlement of the [**]lawsuit under which BORROWER shall not be obligated to pay more than $[**] under the terms of such settlement, and BORROWER shall have completed a final settlement of the [**] lawsuits and the aggregate settlement amount of such lawsuits (net of amounts paid by insurance) shall not exceed $[**]. By way of clarification, the parties acknowledge and agree that BORROWER may enter into and perform its obligations under such settlement agreements without the need to obtain the consent of the BANK under Section VIII.B. of the Agreement or otherwise, provided that such settlement obligations are unsecured.

      CALCULATION OF NET WORTH. Net Worth shall be calculated in Section III.B of Schedule A to the Agreement by adding to the amount of BORROWER's total shareholders' equity (as determined in accordance with GAAP from BORROWER's Financial Statements) any payments made by BORROWER with respect to the [**] lawsuit, whether as a result of a settlement, judgment or otherwise, up to a maximum aggregate amount of $[**], but no addition shall be permitted respecting any payments made by Borrower with respect to the other lawsuits referenced above, whether as a result of a settlement, judgment or otherwise.



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

DISCLOSURE SCHEDULE TO FLEET NATIONAL BANK COMMERCIAL LOAN AGREEMENT, DATED AS OF JUNE 24, 2003, BY AND AMONG SKILLSOFT CORPORATION, A DELAWARE CORPORATION, SKILLSOFT PUBLIC LIMITED COMPANY, A CORPORATION ORGANIZED UNDER THE LAWS OF THE REPUBLIC OF IRELAND, AND FLEET NATIONAL BANK, A NATIONAL BANKING ASSOCIATION ORGANIZED UNDER THE LAWS OF THE UNITED STATES OF AMERICA. REFERENCES TO "WE", "US", "OUR" AND "THE COMPANY" REFER TO SKILLSOFT PUBLIC LIMITED COMPANY.

                                 SCHEDULE VI (D)

                                   LITIGATION

The following legal proceedings were disclosed in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2003:

SEC Investigation

      On or about February 4, 2003, the Securities Exchange Commission (SEC) informed us that we are the subject of a formal order of private investigation relating to our November 19, 2002 announcement that we would restate the financial statements of SmartForce PLC for the period 1999 through June 2002. We understand that the SEC's investigation concerns SmartForce's financial disclosure and accounting during that period, other related matters, compliance with rules governing reports required to be filed with the SEC, and the conduct of those responsible for such matters. We continue to cooperate with the SEC in this matter.

Class Action Lawsuits

      Six class action lawsuits have been filed against us and certain of our current and former officers and directors captioned: (1) Gianni Angeloni v. SmartForce PLC d/b/a SkillSoft, William McCabe and Greg Priest; (2) Ari R. Schloss v. SkillSoft PLC f/k/a SmartForce PLC, Gregory M. Priest, Patrick E. Murphy, David C. Drummond and William G. McCabe; (3) Joseph J. Bish v. SmartForce PLC d/b/a SkillSoft, Gregory M. Priest, William G. McCabe, David C. Drummond, John M. Grillos, John P. Hayes and Patrick E. Murphy; (4) Stacey Cohen
v. SmartForce PLC d/b/a SkillSoft, William G. McCabe and Greg Priest; (5) Daniel Schmelz v. SmartForce PLC d/b/a SkillSoft, William G. McCabe and Greg Priest; and (6) John O'Donoghue v. SmartForce PLC d/b/a SkillSoft, William G. McCabe and Greg Priest. Each lawsuit was filed in the United States District Court for the District of New Hampshire; the first action was filed on November 22, 2002, the second action was filed on December 4, 2002 and the third and fourth actions were filed on December 11, 2002, the fifth action was filed on December 23, 2002, and the sixth action was filed on January 16, 2003. These lawsuits allege that we misrepresented or omitted to state material facts in our SEC filings and press releases regarding our revenues and earnings and failed to correct such false and misleading SEC filings and press releases, which are alleged to have artificially inflated the price of our ADSs. These lawsuits seek unspecified monetary damages, including punitive damages together with interest, costs, fees and expenses. These lawsuits have all been assigned to Chief Judge Paul J. Barbadoro. On March 26, 2003, Judge Barbadoro consolidated the lawsuits under the caption "In re SmartForce Securities Litigation," Civil Action No. 02-544-B, appointed as lead plaintiffs the Teacher's Retirement


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

System of Louisiana and the Louisiana Sheriff's Pension & Relief Fund, and approved the lead plaintiffs' choice of lead counsel and local counsel. We are awaiting plaintiffs' consolidated amended complaint. We believe that we have meritorious defenses to these actions and intend to defend ourselves vigorously.

      At the end of our fiscal third quarter of 1998, several purported class action lawsuits were filed in the United States District Court for the Northern District of California against us, one of our subsidiaries and certain of our former and current officers and directors alleging violations of the federal securities laws. It has been alleged in these lawsuits that we misrepresented or omitted to state material facts regarding our business and financial condition and prospects in order to artificially inflate and maintain the price of our ADSs, and misrepresented or omitted to state material facts in our registration statement and prospectus issued in connection with our merger with ForeFront, which also is alleged to have artificially inflated the price of our ADSs. The court has set a trial date of September 2003. We believe that we have meritorious defenses to these actions and intend to vigorously defend ourselves against them. Although we cannot presently determine the outcome of these actions, an adverse resolution of these matters could significantly negatively impact our financial position and results of operations.

NETg Litigation

      Our subsidiary, SkillSoft Corporation, several of its executive officers and key employees, and a former major investor of SkillSoft Corporation are named as defendants in a lawsuit pending in the Circuit Court of Cook County, Illinois filed by National Education Training Group, Inc. ("NETg"), the former employer of several of those individuals.

      NETg's most recent complaint alleges in substance that:

      - Charles E. Moran, as the former President of NETg, breached his fiduciary duty to NETg by usurping NETg's corporate opportunities, by commencing a rival business while still employed by NETg and by soliciting NETg personnel to join his rival business while still employed by NETg;

      - Jerald A. Nine, as the former Vice President of Sales and Marketing of NETg, breached his fiduciary duty to NETg by assisting Mr. Moran in the creation, commencement and operation of the rival concern prior to Mr. Nine's resignation from NETg, by assisting Mr. Moran in the usurpation of corporate opportunities, by failing to inform his superiors at NETg of Mr. Moran's plans to form a rival business and by otherwise failing to use his best efforts on behalf of NETg while still employed there;

      - SkillSoft Corporation, Mr. Moran, Mr. Nine, Mark A. Townsend, Dennis E. Brown, Lee A. Ritze and Sally Hovis misappropriated trade secrets of NETg, and SkillSoft Corporation and Mr. Moran tortiously interfered with NETg's "prospective economic advantage;"

      - Mr. Moran, Mr. Townsend, Mr. Nine, Mr. Ritze, Mr. Brown and Ms. Hovis breached certain confidentiality and proprietary matters policies of NETg by misappropriating trade secrets and disclosing confidential and proprietary information during and after their employment with NETg;

      - Mr. Moran, Mr. Townsend, Mr. Nine, Mr. Ritze and Mr. Brown breached the conflict of interest policy of NETg's former corporate parent, National Education Corporation, by failing to disclose that Mr. Moran formed and solicited funding for SkillSoft Corporation, that Messrs. Townsend, Nine, Ritze and Brown had employment-related discussions with SkillSoft Corporation, and that Mr. Nine participated in forming and soliciting funding for SkillSoft Corporation, during their employment with NETg;

      - SkillSoft Corporation and Mr. Moran tortiously interfered with NETg's contractual relations with Mr. Townsend, Mr. Nine, Mr. Brown, Mr. Ritze and Ms. Hovis by offering them employment and inducing them to breach their confidentiality and trade secret obligations to NETg;

      - SkillSoft Corporation breached provisions of a license agreement with NETg relating to the use of NETg's software; and

      - Warburg Pincus Ventures, L.P., a former major investor in SkillSoft Corporation, tortiously interfered with Mr. Moran's and Mr. Nine's fiduciary duties to NETg.

      NETg maintains that the trade secrets allegedly misappropriated by the other defendants and SkillSoft Corporation include, among other things:

      - various aspects of the design and functionality of its education and training software and products;

      -  customer lists and information;

      -  relationships with service providers; and

      -  NETg's soft skills product line business plan.

      The claims seek injunctive relief against SkillSoft Corporation and Messrs. Moran, Nine, Townsend, Brown and Ritze and Ms. Hovis and demand the return, and no future use by SkillSoft Corporation and these defendants, of the alleged trade secrets. The claims also seek compensatory damages of $400 million, exemplary damages in the additional amount of $400 million, additional compensatory, incidental and consequential damages in an unspecified amount and punitive damages of $50 million or such other amount as the court deems just or appropriate. In answers to interrogatories served on NETg, an expert witness retained by NETg opined that NETg may, based on certain assumptions provided to the expert by NETg's counsel, be entitled to two categories of damages, including damages for lost profits of up to $386.8 million and damages for unjust enrichment of up to $616.3 million. On April 30, 2001, the court denied SkillSoft Corporation's motion to dismiss all of NETg's claims against SkillSoft Corporation and its executive officers and key employees and granted Warburg, Pincus Ventures, L.P.'s motion to dismiss claims related to its alleged tortuous interference with NETg's prospective economic advantage and unfair competition. The case is currently in discovery and a trial has been scheduled for February 2004.

      In addition, on July 26, 2000, NETg filed suit against SkillSoft Corporation in the United States District Court for the Northern District of Illinois alleging that SkillSoft Corporation's educational and training software products infringe United States Patent No. 6,039,575, which was issued on March 21, 2000 and is allegedly owned by NETg. The complaint seeks both monetary damages and injunctive relief. SkillSoft Corporation filed its answer and a counterclaim for a declaration of invalidity of the NETg patent on August 17, 2000. NETg filed its reply and affirmative defenses to SkillSoft Corporation's counterclaim on February 2, 2001.

      On April 17, 2001, SkillSoft Corporation filed a request for reexamination of the patent in suit with the United States Patent and Trademark Office (the "PTO"). On May 11, 2001, the United States District Court for the Northern District of Illinois entered an order staying the proceedings in NETg's patent infringement action, with certain exceptions, pending resolution of SkillSoft Corporation's request to the PTO to reexamine the patentability of the claims of the patent on which NETg bases the lawsuit and any resulting reexamination proceedings. After a series of interim actions by the PTO and filings by the patent owner, on April 10, 2002 the PTO issued an Office Action rejecting all of the claims of the patent. On September 6, 2002, an order was issued dismissing the Federal Court litigation "without prejudice with leave to reinstate upon full and final resolution of the reexamination proceedings." NETg's appeal of the PTO's Office Action rejecting all of the claims of the patent remains pending and, on or about September 10, 2002, the patent owner filed with the PTO its brief in support of its appeal.

      SkillSoft Corporation and the other defendants are vigorously defending themselves against NETg's allegations, and we believe that both SkillSoft Corporation and the other defendants have meritorious defenses to the claims made in the lawsuits. While there have been certain settlement discussions between the parties in the lawsuits, no settlement has yet been reached and we intend to continue to vigorously contest NETg's claims. The current progress and state of the proceedings do not permit an evaluation of the likelihood of an unfavorable outcome or a fair estimate of the amount or range of potential loss, if any. None of the defendants in the first lawsuit were bound by written non-competition or non-solicitation agreements with NETg. We are not yet able to assess our potential liability or the potential liability of the other defendants. Nonetheless, SkillSoft Corporation's failure to prevail in this litigation could have any or all of the following significant adverse effects on our business and financial performance:

      - injunctive relief issued against SkillSoft Corporation and its officers and employees, which could significantly restrict our ability to conduct our business;

      -  an adverse judgment against SkillSoft Corporation for monetary damages;


      -  a settlement on unfavorable terms;

      - obligations SkillSoft Corporation has to indemnify its employees for liabilities and expenses they incur in connection with the lawsuits;

      - obligations to customers for breach of SkillSoft Corporation's warranty of noninfringement; or

      - a requirement to reengineer SkillSoft Corporation's products to avoid patent infringement, which would likely result in additional expense and delay.

In addition, this litigation, regardless of its outcome, will continue to result in significant expenses in defending the lawsuit and may divert the efforts and attention of our management team from normal business operations.

IP Learn

      On April 23, 2002, IP Learn, LLC ("IP Learn") filed a complaint in the United States District Court for the Northern District of California against us. The complaint alleges that we infringed on five United States patents assigned to IP Learn. The complaint was subsequently amended to add an additional patent. The IP Learn patents in question are U.S. Patent Nos. 6,126,448; 6,118,973; 5,934,909; 5,779,486, 5,743,746; and 6,398,556. We believe that these patents are related primarily to computer-aided learning methods and systems. In the complaint, IP Learn asked the court for a preliminary and permanent injunction as well as unspecified damages. On June 27, 2002, we filed our answer to IP Learn's amended complaint, denying infringement and asserting counterclaims seeking declaratory relief that the patents-in-suit are invalid and that we have not infringed the patents-in-suit.

      On July 1, 2002, IP Learn served our subsidiary SkillSoft Corporation with an amended complaint alleging that SkillSoft Corporation infringed U.S. Patent Nos. 6,126,448; 6,118,973; 5,934,909; 5,779,486 and 6,398,556. The complaint seeks both monetary damages and injunctive relief. In response to the amended complaint, SkillSoft Corporation filed a motion to dismiss or, in the alternative, for a more definite statement. The United States District Court for the Northern District of California granted SkillSoft Corporation's motion to dismiss on October 15, 2002, and on October 25, 2002, IP Learn filed its Second Amended Complaint alleging again that SkillSoft Corporation is infringing the five IP United States patents assigned to IP Learn listed above. The Second Amended Complaint seeks both monetary damages in an unspecified amount and injunctive relief. On November 8, 2002, SkillSoft Corporation filed its Answer to the Second Amended Complaint, in which it denied liability and asserted counterclaims seeking declaratory relief that the specified patents are invalid and that SkillSoft Corporation has not infringed the specified patents.

      In June 2003, we reached an agreement with IP Learn regarding the settlement of the pending litigation pursuant to which we obtained a license to use certain of IP Learn's patents. Under the terms of the settlement agreement, we are required to make a cash payment and to issue ordinary shares (which will be represented by ADSs). The lawsuits will be dismissed following completion of the settlement.

Lionet

      On June 13, 2002, Lionet Limited, a limited liability company incorporated and doing business in Ireland, filed a claim against us in Ireland, alleging, among other things, that we breached the terms of our software license agreement with Lionet Limited in that we permitted or failed to prevent the decompilation of the provided software products and that we have failed to cooperate in audits to determine the nature of such alleged copying or de-compilation. Lionet Limited is seeking damages for lost license fees of $6.8 million and seeks other damages. We intend to vigorously defend ourselves in this matter.

                                 SCHEDULE VI (K)

                               LOCATION OF RECORDS

Certain books and records of the Company are maintained at (i) Binchys, Irish counsel to the Company, in Dublin, Ireland and (ii) the Company's facility in Dublin, Ireland.






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